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                                                          Exhibit 10.6

                                   DYAX CORP.
                    One Kendall Square, Bldg. 600, 5th Floor
                               Cambridge, MA 02139

                                September 1, 1998

Mr. Gregory D. Phelps
75 Farley Pond Lane
Needham, MA 02192

Dear Greg:

This letter sets forth our understanding of the basis on which you will now be employed by Dyax Corp. as an executive reporting to the Chief Executive Officer. Subject to your agreement to the terms of your employment in this letter, the Board has elected you Vice Chairman. I understand that you will begin working with us immediately on a substantially full-time basis (i.e. not less than three days per week).

Dyax will pay you a base salary of $200,000 per year ($16,667 per month), which is subject to adjustment on an annual basis by the Compensation Committee of the Board of Directors (the "Committee"). In addition, for the 1998 calendar year, you will be eligible for a bonus of $50,000 based on specific individual and corporate objectives set by me, with the Committee to determine achievement of the bonus at the end of the year. All payments shall be made to you in accordance with Dyax's standard payroll practices.

The Committee has also granted you additional options to purchase 100,000 shares of Dyax Common Stock vesting monthly in equal installments over 48 months beginning with the date of your employment. Subject to your commencing employment with the Company, I will recommend to the Committee that such options, and the option for 48,000 shares of Dyax Common Stock previously granted to you (the "Consulting Option"), will be substituted with new options granted with an exercise price per share at the fair market value on the date of grant, as determined by the Committee. In addition, I will recommend that all of the shares subject to the substitute option for the Consulting Option will be exercisable immediately without further vesting. All such options will be subject to Dyax's 1995 Equity Incentive Plan and Dyax's standard terms for options thereunder. The maximum number of such options permitted under the Internal Revenue Code shall be treated as incentive stock options, except to the extent that they may be required by law to be treated as nonstatutory options upon exercise or subsequent sale of the underlying shares.

I will also recommend that in the event of a change of control of Dyax which adversely affects your position and responsibilities as an executive of the Company and results in termination of your employment, whether by the Company for any reason or by yourself for good reason, Dyax agrees that fifty percent of all shares that are subject to stock options granted to you at any time through the termination of your employment but that are not yet exercisable as of the date of such termination shall become exercisable immediately upon such termination. For purposes of this offer, "change of control" shall mean a change in ownership of more than 50% of the voting
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stock of the Company in one transaction or a series of related transactions by one investor or affiliated group of investors, except as a result of any private or public debt or equity financing the net cash proceed of which inure to Dyax; and "termination for good reason" shall mean termination subsequent to a change in control of the Company, and without your express written consent, based on
(i) the assignment to you of any duties inconsistent with your position, duties, responsibilities and status with the Company immediately prior to a change in control, or a change in your reporting responsibilities, titles or offices as in effect immediately prior to a change in control, (ii) a reduction by the Company in your base salary as in effect immediately before the change in control, or
(iii) the Company's requiring you to be based anywhere other than within thirty
(30) miles of your present office location, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations before the change of control.

You will also be eligible to participate in the Company's employee benefits, including health and dental insurance and 401(k) Savings Plan. Dyax requires that you execute the Company's standard Employee Confidentiality Agreement (copy attached), and comply with federal and state employment laws and regulations.

You will no longer be entitled to the cash compensation set forth in your existing consulting agreement dated May 4, 1998 for the period after July 12, 1998. However, your acknowledgement of your new relationship as an employee of the Company by signing this letter is not intended to supercede or otherwise amend the terms of your prior stock options described in your consulting agreement, which shall continue to vest so long as you are providing services to the Company as an employee.

If this letter accurately sets forth our understanding of the basis for your future employment by Dyax, please sign both copies of this letter and the enclosed Employee Confidentiality Agreement and return one copy of each to me. We are very pleased that you are now joining Dyax as an employee.

DYAX CORP.


/s/ Henry E. Blair
------------------------------------------
Henry E. Blair
Chairman and Chief Executive Officer

Acknowledged:


/s/ Gregory D. Phelps
------------------------------------------
Gregory D. Phelps


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                     DYAX EMPLOYEE CONFIDENTIALITY AGREEMENT

THIS AGREEMENT (the "Agreement") is made this July 13, 1998.

BETWEEN

      DYAX CORP., a Delaware corporation, having its principal place of business at One Kendall Square, Bldg. 600, 5th Floor, Cambridge, MA 02139, and its affiliates, ("Dyax"), and

      Gregory D. Phelps (the "Employee").

1. EMPLOYEE RESTRICTIONS.

      In consideration of, and as a condition of the Employee's continued employment with Dyax, the Employee agrees as follows:

(a) Confidential Information: As of the date of the Employee's employment by Dyax and thereafter, the Employee shall treat as strictly confidential all proprietary, secret, unpublished and confidential information and materials which relate to the business or interests of Dyax, including, but not limited to, the business plans, technical projects, trade secrets, know-how, operations, customer lists, research datum or results, inventions, formulas, cell lines, chemical and biological compounds, products and processes developed by or for Dyax (the "Confidential Information"). The Employee shall not disclose or use Confidential Information in any manner or form other than in performance of the services required during his/her employment by Dyax.

(b) Assignment of Rights: Any and all information, data, inventions, discoveries, formulas, biological or chemical materials, notebooks and other work product which the Employee conceives, develops or acquires during his/her employment with Dyax, and for a period of six (6) months after the termination date of his/her employment with Dyax, which directly or indirectly relates to work performed for Dyax (the "Proprietary Property"), shall be the sole and exclusive property of Dyax. The Employee shall promptly execute any and all documents necessary to assign this property to Dyax.

(c) Intellectual Property: During the Employee's employment at Dyax, the Employee shall promptly assist with and execute any and all applications, assignments or other documents which an officer or director of Dyax shall deem necessary or useful in order to obtain and maintain patent, trademark or other intellectual property protection for Dyax's products or services. After the termination date of his/her employment with Dyax the Employee shall use reasonable efforts to assist Dyax on intellectual property matters as they relate to his/her employment, and Dyax shall reasonably compensate the Employee for his/her time and expense.

(d) Dyax Property: Upon termination of the Employee's employment with Dyax, the Employee shall return and deliver to Dyax all copies of Confidential Information (as defines in (a) above) and all Proprietary Property (as defined in (b) above and all other property furnished to the Employee by Dyax, including, without limitation, documents, records, notebooks and


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equipment. The Employee shall not take with him/her any such property, except as expressly authorized in writing by an officer or director of Dyax.

(e) Non-Solicitation: As of the date of the Employee's employment by Dyax and for a period of one (1) year after the termination date of his/her employment at Dyax, the Employee shall not directly or indirectly solicit on behalf of himself or others (i) the employment of any employees or exclusive consultants of Dyax, or (ii) any of the business being conducted by Dyax or being actively pursued by Dyax with any customer or partner.

2. SCOPE OF THIS AGREEMENT

(a) The provisions of this Agreement shall survive the termination of the Employee's employment with Dyax.

(b) The Employee acknowledges that the restrictions contained in this Agreement are reasonable in view of the nature of the business in which Dyax is engaged and the Employee's knowledge of Dyax business.

(c) Dyax is permitted to assign its rights and obligations under this Agreement.

(d) The Employee also acknowledges that any breach of this Agreement amy cause Dyax irreparable harm for which Dyax would be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of restraining the Employee from committing or continuing any violation of this Agreement. Any right to obtain such equitable relief will not be deemed a waiver of any right to assert any other remedy or request any other relief which Dyax may have under this Agreement or otherwise at law or in equity.

(e) If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or determined unenforceable, the remaining provisions of this Agreement shall remain unaffected and enforceable. In addition, if any provision of this Agreement shall be held to be excessively broad as to time, duration, geographical scope, activity or subject, the provision shall be construed so as to be enforceable to the extent compatible with the applicable law.

(f) This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

AGREED:

      EMPLOYEE                                  DYAX  CORP.


      --------------------------                --------------------------
      (signature)                               (signature)

                                                Chairman & CEO
                                                --------------------------
                                                (title)


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